Exhibit 99.1

DISCOVER FINANCIAL SERVICES NAMES JENNIFER L. WONG TO BOARD OF DIRECTORS

Riverwoods, IL, July 19, 2019 – Discover Financial Services announced today that Jennifer L. Wong, chief operating officer at Reddit, Inc., has joined the company’s Board of Directors.

Wong joined Reddit, a major user-generated content and discussion platform, in April 2018 and has deep media industry experience building successful digital advertising offerings for digital media leaders, including Time, Popsugar.com and AOL.

“Jen has the experience and insight to help Discover continue to drive new digital media opportunities,” said Roger Hochschild, CEO and president of Discover. “Her strategic thinking and track record of success will be an invaluable addition to our already deeply experienced board.”

Prior to joining Reddit, Wong was chief operating officer and president of digital at Time, Inc., where she led consumer subscriptions and the digital business, approximately half of the company’s revenue. Prior to Time, Wong was chief business officer at Popsugar, Inc. She launched multiple new products and grew the company’s global content and shopping audience and business.

She started her career in finance and valuation, and spent a number of years at McKinsey & Co.’s telecom, media and technology practice. She later went on to become AOL’s global head of business operations.

Wong was elected to the Board on July 18 and serves on the Risk Oversight Committee of Discover’s Board of Directors.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover card, America’s cash rewards pioneer, and offers private student loans, personal loans, home equity loans, checking and savings accounts and certificates of deposit through its direct banking business. It operates the Discover Global Network comprised of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation’s leading ATM/debit networks; and Diners Club International, a global payments network with acceptance around the world. For more information, visit www.discover.com/company.

Media Contact

Jon Drummond

224-405-1888

jondrummond@discover.com

@Discover_News

Investor Contact:

Craig Streem

224-405-5923

craigstreem@discover.com